INVESCO ASIA PACIFIC GROWTH FUND                                   SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-6463
SERIES NO.:          9

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
72DD.   1   Total income dividends for which record date passed during the period. (000's Omitted)
            Class A               $ 3,880
        2   Dividends for a second class of open-end company shares (000's Omitted)
            Class B               $   275
            Class C               $   444
            Class Y               $   174
73A.        Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1   Dividends from net investment income
            Class A                0.2858
        2   Dividends for a second class of open-end company shares (form nnn.nnnn)
            Class B                0.1654
            Class C                0.1654
            Class Y                0.3267
74U.    1   Number of shares outstanding (000's Omitted)
            Class A                13,628
        2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
            Class B                 1,532
            Class C                 2,813
            Class Y                   723
74V.    1   Net asset value per share (to nearest cent)
            Class A               $ 25.93
        2   Net asset value per share of a second class of open-end company shares (to nearest cent)
            Class B               $ 24.55
            Class C               $ 24.43
            Class Y               $ 25.98
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